Exhibit 3.1

ARTICLES OF INCORPORATION

OF THE

DAYBREAK URANIUM, INC.

KNOW ALL MEN BY THESE PRESENTS:

That we, the undersigned, all of whom are citizens of the United States of America, and over the age of twenty-one years, have this day voluntarily associated ourselves together for the purpose of forming a corporation under the laws of the State of Washington, and we hereby certify:

FIRST:  That the name of this corporation shall be DAYBREAK URANIUM, INC.

SECOND:  That the purposes for which this corporation is formed are as follows:

1.

To carry on the business of mining, milling, concentrating, converting, selling, smelting, treating, preparing for market, manufacturing, buying, exchanging, and otherwise producing and dealing in uranium, gold, silver, copper, lead, zinc, brass, iron, steel and all kinds of ore, metals and minerals, and the products and by-products thereof of every kind and description and by whatsoever process the same can be or may hereafter be produced, and generally and without limit as to amount, to buy, sell, exchange, lease, acquire and deal in lands, mines and mineral rights and claims, and to conduct all business appertaining thereto; to purchase, lease or otherwise acquire mining rights, timber rights, oil and gas rights, mines, buildings, dwellings, plants, machinery, tools and other properties whatsoever which this corporation may from time to time find to be for its advantage and purposes; to mine and market any mineral or other products that may be found in or on such lands, and to explore, work, exercise, develop or turn to account the same; to construct and operate railways and tramways for mining and moving the products and by-products resulting from the labors of this corporation; to build and lease houses for the use of miners and others, including the purchase and sale of same.

2.

To exercise the right of eminent domain according to law, and to condemn rights-of-way for purposes incident, necessary, or convenient for the uses and purposes and objects of this corporation, and to do all things incident to the general business of this corporation in the State of Washington and/or in any of the other states and/or territories of the United States, and elsewhere that this corporation may desire or conclude to do for the best advantage of this business.

3.

To purchase, own and enjoy any and all franchises useful or beneficial for the prosecution of this business of this corporation.

4.

To borrow money on its notes, bonds and/or other obligations for the general purposes of this corporation, and to mortgage, pledge and give in trust any and all of its property to secure the payment thereof.

5.

To pay the expenses of and preliminary and incidental to the formation, establishment and registration of this corporation.

6.

To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or which shall at any time appear conducive to or expedient for the protection or benefit of this corporation.

THIRD:  The principal place of business of this corporation shall be in the city of Spokane, Spokane County, State of Washington, at this place this corporation shall maintain its registered office, the post office address of which shall be 415 Paulsen Building, Spokane, Washington.

FOURTH:  The duration of this corporation shall be perpetual.

FIFTH:  The number of directors of this corporation shall be fixed from time to time by the by-laws; but the Board of Directors shall not consist of less than three (3) members and it shall not consist of more than five (5) members.  The directors shall be elected annually and shall serve until the election and qualification of this successors.  The directors who are to serve for the first corporate year shall be selected by the incorporators at the time they organize.

SIXTH:  The amount of capital stock of this corporation shall be $100,000.00 divided into one million non-assessable shares of the par value of ten cents per share.  Each and every share of said stock shall have the same rights and privileges as those enjoyed by each and every other of said shares.

SEVENTH:  The Board of Directors of this corporation shall have power and authority from time to time to authorize the sale of, and to sell, for cash or otherwise, all or any portion of the unissued and/or of the treasury stock of this corporation without said stock, or any thereof, being first offered to the shareholders of this corporation.

EIGHTH:  The Board of Directors of this corporation shall, at any regular or special meeting of said Board, have power and authority to repeal and/or amend any or all of the by-laws of this corporation, and/or to adopt new by-laws, a majority vote of said directors being required for the exercise of such power.

NINTH:  The name and post office address of each of the incorporators of this corporation, and the number of shares of this corporation which have been subscribed for by each of said incorporators are as follows, to-wit:

NAME OF INCORPORATORS

P.O. ADDRESS

NO. OF SHARES

John F. Campbell

415 Paulsen Building

1,500

Spokane, Washington

Virginia H. Campbell

128 West 18th Avenue

500

Spokane  Washington

Mary L. Auld

Route Five (5)

500

Spokane, Washington

TENTH:   The  first  directors,  their  post office addresses and terms of office are as follows:

NAME

P.O. ADDRESS

TERM OF OFFICE

John F. Campbell

415 Paulsen Building

From date hereof until first annual meeting

Spokane, Washington

Virginia H. Campbell

128 West 18th Avenue

Same as above

Spokane, Washington

Mary L. Auld

Route Five (5)

Same as above

Spokane, Washington

ELEVENTH:  The amount of paid-in capital with which this corporation will commence business is $500.00.

IN WITNESS WHEREOF, we have hereunto set our hands the 10th day of March, 1955.

/s/  John F. Campbell

/s/  Virginia H. Campbell

/s/  Mary L. Auld

State of Washington

)

)ss.

County of Spokane

)

On this 10th day of Mach, 1955, before me, the undersigned, a Notary Pubic for the State of Washington, personally appeared JOHN F. CAMPBELL, VIRGINIA H. CAMPBELL and MARY L. AULD, known to me to be the persons whose names are subscribed to the foregoing articles of incorporation, and severally acknowledged to me that they executed the same.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my notarial seal the day and year in this certificate first above written.

/s/ Roland E. Wightman

Notary Public in and for the State

Of Washington, residing at Spokane

Recorded in Book 81 Page 233-237 of Domestic Corporations.

AMENDMENT TO ARTICLES OF INCORPORATION

OF DAYBREAK URANIUM, INC.

This is to certify that at a special meeting of the shareholders of DAYBREAK URANIUM, INC., held at the Town Hall of Opportunity, Washington, on August 18, 1955, pursuant to written notice to the stockholders of said special meeting, said special notice being mailed to stockholders more than ten days prior to the date of this meeting, the following amendments to the Articles of Incorporation hereinafter set forth were adopted by more than 66 2/3% of the shareholders of all of the stock then outstanding and entitled to vote:

“The amount of capital stock of this corporation shall be SIX HUNDRED THOUSAND DOLLARS ($600,000.00) divided into six million non-assessable shares of the par value of ten cents ($.10) per share.  Each and every share of such stock shall have the same rights and privileges as those enjoyed by each and every other of said shares.”

/s/ James W. Fox

President

/s/ Kae H. Sowers

Secretary-Treasurer

Subscribed and sworn to before me this 6th day of September, 1955.

/s/ John F. Campbell

Notary Public in and for the State of

Washington, residing at Spokane

Recorded in Book 91 page 614-615 of Domestic Corporations.

ARTICLES OF AMENDMENT

OF

DAYBREAK MINES, INC.

Pursuant to the provisions of the Washington Business Corporation Act, Chapter 23B.10 RCW, the following Articles of Amendment to Articles of Incorporation are submitted for filing.

ARTICLE I

The name of this corporation is DAYBREAK MINES, INC. (the "Corporation").

ARTICLE II

Amended Second Article

Purpose

The purpose of this corporation shall be to transact any and all lawful business for which corporations may be incorporated under the Washington Business Corporation Act, in general, to have and exercise all the powers conferred by the laws of Washington upon corporations formed under the Washington Business Corporation Act and to do any and all things hereinbefore set forth to the same extent as natural persons might or could do.

Amended Fifth Article

Directors

The number of directors constituting the Board of Directors of this corporation may be increased or decreased from time to time in the manner specified in the Bylaws of this corporation; provided, however, that the number shall not be less than three (3) or more than nine (9).  In case of a vacancy in the Board of Directors because of a director’s resignation, removal or other departure from the board, or because of an increase in the number of directors, the remaining directors, by majority vote, may elect a successor to hold office for the unexpired term of the director whose position is vacant, and until the election and qualification of a successor.

Amended Sixth Article

Capitalization

The authorized capital stock of the corporation shall consist of two classes of stock, designated as Common Stock and Preferred Stock.

The total number of shares of Common Stock that the corporation will have authority to issue is Two Hundred Million (200,000,000).  The shares shall have a par value of $0.001 per share.  All of the Common Stock authorized herein shall have equal voting rights and powers without restrictions in preference.

The total number of shares of Preferred Stock that the corporation will have authority to issue is Ten Million (10,000,000).  The Preferred Stock shall have a stated value of  $0.001 per share. The authorized but unissued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The Directors in their sole discretion shall have the power to determine the relative powers, preferences, and rights of each series of Preferred Stock.

Amended Twelfth Article

Voting

The holders of any of the Corporation's capital stock shall possess voting power for the election of Directors and for all other purposes, subject to such limitations as may be imposed by law and by any provision of the Articles of Incorporation in the exercise of their voting power.  The holders of Capital Stock shall be entitled to one vote for each share held.  Cumulative voting for the election of Directors is hereby expressly prohibited.

Amended Thirteenth Article

Preemptive Rights

Shareholders of this corporation will have no preemptive rights to acquire additional shares issued by the corporation, or any securities convertible into, or carrying or evidencing any rights or option to purchase, any such shares.

Amended Fourteenth  Article

Indemnification and Liability of Directors

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for liability of the director for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director; (ii) conduct which violates RCW 23B.08.310 of the Washington Business Corporation Act, pertaining to unpermitted distributions to shareholders or loans to directors; or (iii) any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

The corporation is authorized to indemnify, agree to indemnify or obligate itself to advance or reimburse expenses incurred by its Directors, Officers, employees or agents in any Proceeding (as defined in the Washington Business Corporation Act) to the full extent of the laws of the State of Washington as may now or hereafter exist.

ARTICLE III

The amendment provides for no exchange, classification, or cancellation of issued shares.

        ARTICLE IV

The amendments were adopted by the Board of Directors on August 30, 2001.

ARTICLE V

The amendments were duly approved by the shareholders of the Corporation in accordance with the provisions of RCW 23B.10.030 and 23B.10.040.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed on this 28th day of  September, 2001.

Daybreak Mines, Inc.

By:

       Dale B. Lavigne, President